Exhibit 4.5

SECOND AMENDMENT TO THE Bath & Body Works, Inc.

401(k) SAVINGS AND RETIREMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE APRIL 5, 2021)

WHEREAS, L Brands Service Company, LLC, formerly known as Limited Brands Service Company, LLC (the “Company”) sponsors the Bath & Body Works, Inc. 401(k) Savings and Retirement Plan, as amended and restated effective April 5, 2021 (the “Plan”), for the benefit of eligible associates of the Company and its affiliates; and

WHEREAS, the Company desires to amend the Plan to make certain changes to the definition of “Compensation”;

NOW, THEREFORE, BE IT RESOLVED, effective as of January 1, 2022, the Plan is hereby amended as follows:

1.	The first paragraph of Section 2.13 of the Plan is hereby amended to add a new sentence at the end thereof to read as follows:

“Notwithstanding the foregoing, (a) bonuses (other than sign-on bonuses or retention bonuses) paid after a Participant’s severance from employment shall be included as Compensation for purposes of the calculation of Retirement Contributions under Section 4.1 and not for purposes of any other contribution under the Plan, and (b) effective as soon as administratively practicable after a Participant’s severance from employment, Compensation shall not include any other payments made after a Participant’s severance from employment.”

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer this 29th day of December, 2021.

L BRANDS, INC.

By:	/s/ Deon Riley
Deon Riley
Chief Human Resources Officer

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